Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Mary A. Chaput Executive Vice President and Chief Financial Officer (615) 665-1122

AMERICAN HEALTHWAYS ANNOUNCES THIRD-QUARTER EARNINGS OF
$0.24 PER DILUTED SHARE

Lives Under Management Increase 35% to over 1.6 Million

Backlog Increases to $45.2 Million

NASHVILLE, Tenn. (June 20, 2005) – Ben R. Leedle, Jr., president and chief executive officer of American Healthways, Inc. (NASDAQ: AMHC), today announced financial results for the third quarter of fiscal 2005. Revenues increased 20% to $78,357,000 for the third quarter, which ended May 31, 2005, from $65,354,000 for the third quarter of fiscal 2004. Net income was $8,536,000, or $0.24 per diluted share, for the third quarter of fiscal 2005, up from $7,484,000, or $0.22 per diluted share, which included incentive bonus revenues of $0.03, for the third quarter of fiscal 2004.

        “We are pleased with American Healthways’ strong performance for the third quarter of fiscal 2005,” remarked Leedle. “As a result of this performance, we continued to meet our quarterly operating and financial objectives, including ongoing expansion of our fully insured and self-insured lives under management, margin enhancement and substantial profitable growth in our core commercial business, and an improving financial position.

        “We also continued to build our foundation for long-term profitable growth. The accelerating momentum in our core commercial business was evident in the new, expanded or extended health plan contracts signed during the third quarter, as well as substantial growth in our agreements with self-insured employers on behalf of our health plan customers. In addition, by finalizing our cooperative agreement with the Centers for Medicare and Medicaid Services (“CMS”) for our Medicare Health Support (“MHS”, formerly CCIP) pilot in Maryland and the District of Columbia, we made further tangible progress toward a large new potential market.

        “Through these and other accomplishments, American Healthways continues to differentiate itself as the country’s leading provider of disease management and care enhancement services. We are expanding our ability to improve the health of more people and lower their health care costs. We are also expanding our potential for sustained growth in earnings and shareholder value.”

        The highlights of the Company’s performance for the third quarter of fiscal 2005 include:

o	35% Increase in Actual Lives Under Management – Actual lives under management increased to 1,633,000 at the end of the third quarter of fiscal 2005, an increase of 35% from 1,211,000 at the same time in fiscal 2004 and 10% sequentially from 1,487,000 at the end of the second quarter of the current fiscal year.

o	Substantial Expansion in Backlog – The Company’s annualized revenues in backlog more than tripled to $45,191,000 at the third quarter’s end from $13,507,000 at the end of the third quarter of fiscal 2004 and $14,360,000 at the end of the second quarter of fiscal 2005. Approximately $20 million of the increase related to the finalization of the cooperative agreement with CMS regarding the Company’s MHS pilot in Maryland and the District of Columbia.

o	Continued Strong Demand from Self-Insured Employers – A significant portion of the growth in actual lives under management was driven by the Company’s ongoing successful penetration of the self-insured employer market on behalf of its health plan customers. Self-insured lives under management increased to 562,000 at the third quarter's end, up 78% from 315,000 at the comparable time in fiscal 2004 and 15% from 488,000 on a sequential-quarter basis.

o	21 New, Extended or Expanded Contracts for Fiscal 2005 to Date – American Healthways has announced 21 new, extended or expanded contracts during fiscal 2005 to date, including 11 contracts in the third quarter and one contract in the fourth quarter to date.

Third-quarter contracts: Five of the third-quarter contracts were discussed in the Company’s second-quarter news release issued on March 17, 2005, including with Harvard Pilgrim Health Care; NewQuest, LLC; WellChoice, Inc.; HealthPlus of Michigan; and Health Plan of Nevada. During the third quarter, American Healthways also finalized its cooperative agreement with CMS regarding the MHS pilot in Maryland and the District of Columbia and extended or expanded its relationships with the following five additional health plans:

Arnett Health Plans, through a new three-year contract effective July 1, 2005, which adds the Company’s five chronic disease programs for the health plan’s fully insured members. Arnett Health Plans has participated in the StatusOne program since October 1999;

Tufts Health Plan, which was also an existing StatusOne customer, through a new five-year contract, which adds American Healthways’ full care enhancement services for the health plan’s fully insured members and is effective July 1, 2005;

Blue Cross Blue Shield of New Mexico, a subsidiary of Health Care Services Corporation, which extended and expanded its relationship with American Healthways through the addition of its fully insured members to the full care enhancement program being provided to its self-insured members, effective June 1, 2005;

Blue Cross Blue Shield of Massachusetts, which extended its program for congestive heart failure; and

Vytra Health Plans, which extended its diabetes and cardiac programs.

Since the end of the third quarter, the Company completed the early renewal of its contract with Memorial Medical Center, which was originally signed in July 1999, extending the Company’s provision of diabetes services to Memorial’s health plan members for three additional years.

o	Finalization of Medicare Health Support Agreement with CMS –During the third quarter, the Company finalized its cooperative agreement with CMS for its MHS pilot in Maryland and the District of Columbia, through which it will provide diabetes and congestive heart failure programs to approximately 20,000 Medicare fee-for-service beneficiaries. Under the cooperative agreement, the three-year pilot is scheduled to begin August 1, 2005, and, to date, both CMS and the Company are progressing as scheduled through tasks that are preliminary to the pilot launch. The Company also continues to expect to be a sub-contractor to CIGNA in its provision of similar services to approximately 20,000 beneficiaries in Georgia, under a separate agreement.

o	Acquisition of Health IQ Diagnostics – In June 2005, American Healthways completed the acquisition of Health IQ Diagnostics (“Health IQ”), a unique health support company that uses a proprietary model to provide employees and dependents with a personal health risk score, supplemented by the information and support they need to maintain or improve their health status. Consistent with trends to put more health care decision-making responsibility in the hands of informed consumers, Health IQ has helped lower participants’ health-care costs by enabling them to better identify, understand and address their health risks. Health IQ provides the Company an opportunity to further extend its reach beyond its current programs through additional programs and services for 100% of a given population.

o	Strengthened Financial Position – American Healthways’ financial position continued to strengthen during the third quarter, reflecting strong cash flow from operations for the period of $27,239,000. As of the end of the third quarter, the Company had repaid all its bank debt, had cash and cash equivalents and short-term investments of $43,630,000 and shareholders’ equity of $192,434,000.

Financial Guidance

        American Healthways today affirmed its established earnings guidance for fiscal 2005 in a range of $0.90 to $0.92 per diluted share. This guidance includes costs of $0.02 per diluted share for the third quarter and $0.08 per diluted share for the fourth quarter associated with the preparation and initial operation of the CMS MHS pilots, which is consistent with the Company’s expectations. Excluding these costs, American Healthways continues to expect its core commercial business to produce earnings per diluted share in a range of $1.00 to $1.02 for fiscal 2005. The Company expects the MHS pilots will be accretive to its earnings per share for fiscal 2006, both for the 12 months comprising fiscal 2006 and, cumulatively, including the pilot costs incurred in the second half of fiscal 2005.

        In addition, due primarily to customer requests to delay signed contract starts and the likelihood that the Company’s largest customer will achieve a volume incentive, the Company has revised its guidance for revenues for fiscal 2005, reducing the range by 1% to 2% from the lower end of the previous range. As a result, the Company’s guidance for revenues for fiscal 2005 is in a range of $312 million to $316 million.

        Consistent with its guidance for fiscal 2005, the Company today established its guidance for earnings per diluted share for the fourth quarter of fiscal 2005 in a range of $0.20 to $0.22, including costs of $0.08 related to the MHS pilots discussed above. Excluding the impact of MHS, the Company expects its core commercial business to produce earnings per diluted share in a range of $0.28 to $0.30 for the fourth quarter of fiscal 2005.

Summary

        Leedle concluded, “Our results for the third quarter and first nine months of fiscal 2005 demonstrate two compelling aspects of American Healthways’ growth prospects. First, we continue to expand our core business successfully, driving substantial profitable growth as the leading provider in an expanding, under-penetrated market. Second, through this successful growth, we also continue to push the boundaries of the possible in the disease management and care enhancement industry, creating new value and outstanding potential for further growth.”

Conference Call

        American Healthways will hold a conference call to discuss this release today at 5:00 p.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.americanhealthways.com and clicking Investor Relations, or by going to www.earnings.com, at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available for one week at 719/457-0820, code 1743889, and the replay will also be available on the Company’s Web site for the next 12 months. Any material information disclosed on the quarterly conference call that has not been previously disclosed publicly will be available on the Company’s website at www.americanhealthways.com.

Safe Harbor Provisions

        This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. In order for the Company to utilize the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth below, and consequently, actual operations and results may differ materially from those expressed in these forward-looking statements. The important factors include: the timing and costs of implementation, and the effect, of regulations and interpretations relating to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003; the Company’s ability to accurately forecast performance and the timing of revenue recognition under the terms of its health plan contracts and its cooperative agreement with CMS ahead of data collection and reconciliation in order to provide forward-looking guidance; the Company’s ability to sign and implement new contracts for disease management and care enhancement services; the risks associated with a significant concentration of the Company’s revenues with a limited number of customers; the Company’s ability to effect cost savings and clinical outcomes improvements under disease management and care enhancement contracts and reach mutual agreement with customers and/or CMS with respect to cost savings, or to effect such savings and improvements within the time frames contemplated by the Company; the ability of the Company to collect contractually earned performance incentive bonuses; the ability of the Company’s customers and/or CMS to provide timely and accurate data that is essential to the operation and measurement of the Company’s performance under the terms of its health plan contracts; the Company’s ability to resolve favorably contract billing and interpretation issues with its customers; the Company’s ability to integrate the operations of Health IQ Diagnostics into the Company’s business; the Company’s ability to achieve the level of savings per participant and participation rates historically experienced by Health IQ Diagnostics; the Company’s ability to implement health risk assessments within the Company’s new and existing customer base; the Company’s ability to integrate acquired businesses or technologies into the Company’s business; the ability of the Company to develop new products and deliver outcomes on those products; the ability of the Company to effectively integrate new technologies and approaches, such as those encompassed in its care enhancement initiatives or otherwise licensed or acquired by the Company, into the Company’s care enhancement platform; the Company’s ability to renew and/or maintain contracts with its customers under existing terms or restructure these contracts on terms that would not have a material negative impact on the Company’s results of operations; the ability of the Company to implement its care enhancement strategy within expected cost estimates; the ability of the Company to obtain adequate financing to provide the capital that may be necessary to support the growth of the Company’s operations and to support or guarantee the Company’s performance under new contracts; unusual and unforeseen patterns of health care utilization by individuals with diabetes, cardiac, respiratory and/or other diseases or conditions for which the Company provides services, in the health plans with which the Company has executed a disease management contract; the ability of the health plans to maintain the number of covered lives enrolled in the plans during the terms of the agreements between the health plans and the Company; the Company’s ability to attract and/or retain and effectively manage the employees required to implement its agreements; the impact of litigation involving the Company and/or its subsidiaries; the impact of future state and federal health care and other applicable legislation and regulations on the ability of the Company to deliver its services and on the financial health of the Company’s customers and their willingness to purchase the Company’s services; the Company’s ability to have its internal controls positively attested to by its independent auditors as required by Section 404 of the Sarbanes-Oxley Act of 2002; current geopolitical turmoil and the continuing threat of domestic or international terrorism; general worldwide and domestic economic conditions and stock market volatility; and other risks detailed in the Company’s annual, quarterly, or other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements.

Company Profile

        American Healthways, Inc. is the nation’s leading and largest provider of specialized, comprehensive disease management, care enhancement and high-risk health management services proven to improve the quality of health care and lower costs. As of May 31, 2005, the Company had 1,633,000 actual lives under management nationwide. For more information visit www.americanhealthways.com.

AMERICAN HEALTHWAYS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2005	2004	2005	2004
Revenues	$78,357	$65,354	$224,880	$173,555
Cost of services	50,931	41,413	145,035	112,577

Gross margin	27,426	23,941	79,845	60,978
Selling, general & administrative expenses	7,136	5,842	20,596	17,006
Depreciation and amortization	5,890	4,784	16,845	13,354
Interest	289	841	1,402	2,676

Income before income taxes	14,111	12,474	41,002	27,942
Income tax expense	5,575	4,990	16,262	11,177

Net income	$8,536	$7,484	$24,740	$16,765

Basic income per share:	$0.26	$0.23	$0.75	$0.52

Diluted income per share:	$0.24	$0.22	$0.70	$0.48

Weighted average common shares
and equivalents:
Basic	33,221	32,442	33,072	32,094
Diluted	35,702	34,803	35,503	34,607

American Healthways, Inc.
Statistical Information
(Dollars in thousands)
(Unaudited)
	May 31, 2005	May 31, 2004
Operating Statistics
Actual lives under
management at end of period	1,633,000	1,211,000
Annualized revenue in backlog	$45,191	$13,507

Reconciliation of Diluted Earnings Per Share Excluding Incentive Bonus Revenues to
Diluted Earnings Per Share (EPS), GAAP Basis

Three Months Ended
May 31, 2004
EPS excluding incentive bonus revenues(1)	$0.19
EPS attributable to incentive bonus revenues	0.03

EPS, GAAP basis	$0.22

(1) EPS excluding incentive bonus revenues is a non-GAAP financial measure. The Company excludes incentive bonuses from this measure primarily because of their unpredictability and relies on EPS excluding incentive bonus revenues as a primary measure to review and assess the ongoing operating performance of contracts. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management. You should not consider EPS excluding incentive bonus revenues in isolation or as a substitute for EPS determined in accordance with accounting principles generally accepted in the United States.

Reconciliation of Core Commercial Diluted Earnings Per Share Guidance to
Diluted Earnings Per Share (EPS) Guidance, GAAP Basis

	Three Months Ended	Twelve Months Ended
	August 31, 2005	August 31, 2005
Core commercial EPS guidance(2)	$0.28-$0.30	$1.00-$1.02
Less: EPS guidance attributable to MHS costs(3)	$0.08	$0.10

EPS guidance, GAAP basis	$0.20-$0.22	$0.90-$0.92

(2) Core commercial EPS guidance excludes guidance related to MHS costs and is a non-GAAP financial measure. The Company excludes MHS costs from this measure and relies on core commercial EPS guidance because of its comparability to the Company's historical operations. The Company believes it is useful to investors to provide disclosures of its guidance on the same basis as that used by management. You should not consider core commercial EPS guidance in isolation or as a substitute for EPS guidance determined in accordance with accounting principles generally accepted in the United States.

(3) EPS guidance attributable to MHS costs includes costs associated with the preparation and initial operation of the Centers for Medicare & Medicaid Services Medicare Health Support (MHS) pilot in Maryland and the District of Columbia beginning with the Company's third fiscal quarter.

AMERICAN HEALTHWAYS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share data)
	May 31, 2005	August 31, 2004 (1)
Assets
Current assets:
Cash and cash equivalents	$40,640	$45,147
Restricted cash	3,789	1,524
Investments	2,990	7,040
Accounts receivable, net
Billed	38,114	33,235
Unbilled	457	866
Other current assets	6,282	5,976
Income taxes receivable	3,184	--
Deferred tax asset	2,568	2,248

Total current assets	98,024	96,036
Property and equipment
Leasehold improvements	11,289	8,730
Computer equipment and related software	59,538	53,379
Furniture and office equipment	15,265	14,514

	86,092	76,623
Less accumulated depreciation	(50,573)	(36,796)

Net property and equipment	35,519	39,827
Other assets	2,319	2,456
Intangible assets, net	17,104	19,854
Goodwill, net	92,398	93,574

Total assets	$245,364	$251,747

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$6,401	$10,343
Accrued salaries and benefits	14,212	4,616
Accrued liabilities	4,362	4,688
Contract billings in excess of earned revenue	7,415	4,898
Income taxes payable	--	3,294
Current portion of long-term debt	159	12,243
Current portion of long-term liabilities	1,949	1,018

Total current liabilities	34,498	41,100
Long-term debt	458	36,562
Long-term deferred tax liability	9,254	12,658
Other long-term liabilities	8,720	5,992
Stockholders' equity
Preferred stock
$.001 par value, 5,000,000 shares authorized, none outstanding	--	--
Common stock
$.001 par value, 75,000,000 shares authorized,
33,589,282 and 32,857,041 shares outstanding	34	33
Additional paid-in capital	103,273	90,980
Retained earnings	89,127	64,387
Accumulated other comprehensive income	--	35

Total stockholders' equity	192,434	155,435

Total liabilities and stockholders' equity	$245,364	$251,747

(1) Certain items have been reclassified to conform to current classifications.

AMERICAN HEALTHWAYS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)
	Nine Months Ended May 31,
	2005	2004(1)

Cash flows from operating activities:
Net income	$24,740	$16,765
Adjustments to reconcile net income to net cash provided by
operating activities, net of business acquisitions:
Depreciation and amortization	16,845	13,354
Amortization of deferred loan costs	380	576
Tax benefit of stock option exercises	8,385	8,159
Increase in accounts receivable, net	(4,470)	(2,595)
Increase in other current assets	(2,706)	(1,696)
(Decrease) increase in accounts payable	(3,942)	394
Increase (decrease) in accrued salaries and benefits	9,596	(5,261)
(Decrease) increase in other current liabilities	(1,103)	1,987
Deferred income taxes	(3,701)	9
Other	1,815	1,994
Decrease in other assets	487	204
Payments on other long-term liabilities	(650)	(300)

Net cash flows provided by operating activities	45,676	33,590

Cash flows from investing activities:
Acquisition of property and equipment	(7,595)	(15,734)
Purchases of investments	(2,000)	(2,000)
Proceeds on sale of investments	6,050	55
Business acquisitions, net of cash acquired	1,176	(60,223)

Net cash flows used in investing activities	(2,369)	(77,902)

Cash flows from financing activities:
Increase in restricted cash	(2,265)	(585)
Proceeds from issuance of long-term debt	48,000	60,000
Deferred loan costs	(730)	(2,315)
Payments of long-term debt	(96,188)	(9,329)
Exercise of stock options	3,369	3,090

Net cash flows (used in) provided by financing activities	(47,814)	50,861

Net (decrease) increase in cash and cash equivalents	(4,507)	6,549
Cash and cash equivalents, beginning of period	45,147	34,846

Cash and cash equivalents, end of period	$40,640	$41,395

(1) Certain items have been reclassified to conform to current classifications.